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Exhibit 10.15

INDEPENDENT CONTRACTOR AGREEMENT

        This Independent Contractor Agreement ("Agreement") is made effective as of April 1, 2006 by and between the CyberKnife Society, a California non-profit organization (the "Society"), and John Adler, M.D. ("Contractor" and, together with the Society, the "Parties"). The Society desires to retain Contractor as an independent contractor to perform certain services for the Society and Contractor is willing to perform such services, on terms set forth more fully below. In consideration of the mutual promises contained herein, the Parties agree as follows:

1.     Services.

        During the term of this agreement, Contractor will serve as President and, when applicable, President Emeritus of the Board of the Society, and will provide services (the "Services") to the Society as described on Exhibit A attached to this Agreement. Contractor shall use his best efforts to perform the Services to the satisfaction of the Society and by the completion dates specified by the Society. Contractor shall not perform any Services for the Society other than as specifically authorized in Exhibit A.

2.     Independent Contractor Status.

        It is the Parties' intent that Contractor at all times, and with respect to all Services covered by this Agreement function as and remain an independent contractor, and not an employee of the Society, and neither Party shall represent to third parties that Contractor is an employee of the Society.

          (a)   Contractor shall be responsible for the payment of all taxes on amounts received from the Society for the Services. The Society will regularly report amounts paid to Contractor by filing Form 1099-MISC with the Internal Revenue service, as required by law. No part of Contractor's fees will be subject to withholding by the Society for payment of any social security, federal, state or other employee payroll taxes. Contractor agrees to indemnify and hold the Society harmless from any liability for, or assessment of, any such taxes imposed on the Society by relevant taxing authorities.

          (b)   Contractor shall retain the right to perform services for others during the term of this Agreement.

          (c)   Contractor will determine the method, details, and means of performing the Services. The Society shall have no right to, and shall not control, the manner or determine the method of accomplishment of the Services, though it may define the Services to be performed. Such Services may be amended, from time-to-time, by the Parties by written agreement, signed by the Contractor and the Society.

          (d)   Contractor may, at Contractor's own expense, employ such assistants as the Contractor may deem necessary to perform the Services. The Society shall not control, direct or supervise the work of Contractor's assistants or employees in the performance of Services. The Contractor assumes full and sole responsibility for the quality of Services provided by the Contractor's assistants or employees, for the payment of all compensation and expenses of these assistants and employees, for state and federal income taxes and other applicable payroll taxes and withholding that may be required with respect to such assistants or employees, and for the provision of all benefits and insurance, including without limitation, Worker's Compensation Insurance, to such assistants or employees. Contractor shall furnish the Society with proof of Worker's Compensation Insurance coverage for all persons who provide Services pursuant to this Agreement.

          (e)   Contractor shall be responsible for all expenses incurred in the execution of Contractor's responsibilities pursuant to this Agreement, including, without limitation, all travel (including airfare and lodging), entertainment and dining expenses. No fines, taxes, bonds or fees imposed against Contractor, or costs of Contractor doing business, shall be reimbursable by the Society.

          (f)    Contractor shall not be eligible to participate in any fringe benefit program or any benefit plan of the Society.

          (g)   Contractor shall have reasonable assistance from Society with respect to administrative support staff as needed in furtherance of his duties as President.

          (h)   Contractor shall have the use of an office and a conference room from Society as needed in furtherance of his duties as President.

3.     Fees.

        As consideration for the Services to be provided by Contractor, the Society will compensate Contractor as described in Exhibit B to this Agreement. Society will pay Contractor Contractor's annual compensation in quarterly installments of $19,000, such quarterly installments to be paid in advance of each quarter beginning on the date on which this Agreement is signed by both Parties and thereafter on the first business day of each quarter. Contractor shall submit quarterly invoices for all Services performed by Contractor during the applicable quarter two (2) weeks prior to the end of such quarter (for example, for the first quarterly period of this Agreement, January 1, 2006 to March 31, 2006, Contractor's first quarterly invoice will be due to Society no later than March 17, 2006). If for any quarter, Contractor has not provided the level of Services required to earn the full quarterly installment for such quarter, then the quarterly installment for Contractor for the following quarter will be reduced in an amount equal to the amount that Contractor was overcompensated for the preceding quarter. If at the end of the term of this Agreement, Contractor has never performed certain services, and Contractor's failure to perform such services has not been offset against any subsequent quarter's installment, then Contractor will reimburse Society the corresponding amount for the services not performed within thirty (30) calendar days. The Parties acknowledge that payment for the Services provided hereunder is consistent with the fair market value of such Services.

4.     Confidentiality.

          (a)   Confidential Information. "Confidential Information" means Society proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, product specifications, services, customers, customer lists, pipeline documents, marketing plans and strategies, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, circuit board designs, logic designs for filters and/or circuit boards, Society financials or other business information disclosed by the Society either directly or indirectly in writing, orally, or by drawings or inspection of parts or equipment. Confidential Information also includes any other information designated by the Society as such upon its disclosure to the Contractor.

          (b)   Disclosure. Contractor will not, during or subsequent to the term of this Agreement, use the Society's Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Society. Contractor will not disclose the Society's Confidential Information to any third party, and understands that said Confidential Information shall remain the sole property of the Society. Contractor further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information including, but not limited to, having each employee of Contractor, if any, with access to any Confidential Information, execute a nondisclosure agreement containing provisions in the Society's favor substantially similar to Sections 4, 5 and 6 of this Agreement. Confidential Information does not include information which, upon disclosure to Contractor is part of the public domain; can be established by written evidence to have been in the possession of Contractor at the time of disclosure; is received by Contractor from a third party without restriction and without breach of this Agreement; or has become publicly known and made generally available through no wrongful act of Contractor. If Contractor is required to disclose Confidential Information by lawfully issued subpoena or by an authorized order of a government agency, Contractor will immediately so inform the Society, and will use best efforts to minimize the disclosure of such Confidential Information and will consult with and assist the Society in seeking a protective order prior to such disclosure.

          (c)   Indemnity. Contractor agrees that Contractor will not, during the term of this Agreement, improperly use or disclose to the Society or any of its employees any proprietary information or trade secrets of any former or current employer or other person or entity with which Contractor has an agreement, or to which Contractor has a duty, to keep in confidence information acquired by Contractor, and that Contractor will not bring onto the premises of the Society any unpublished document, proprietary information, or trade secret belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. Contractor will indemnify the Society and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys' fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party's rights resulting in whole or in part from the Services provided by Contractor under this Agreement.

          (d)   Third Parties. Contractor recognizes that the Society has received and in the future will receive from third parties their confidential or proprietary information or trade secrets subject to a duty on the Society's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Contractor agrees that Contractor owes the Society and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information or trade secrets in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Society consistent with the Society's agreement with such third party.

          (e)   Return of Confidential Information. Upon the termination of this Agreement, or upon the Society's earlier request, Contractor will deliver to the Society all of the Society's property and all Confidential Information in tangible form that Contractor may have in Contractor's possession or control.

5.     Ownership.

          (a)   Inventions. Contractor agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets (collectively, "Inventions") conceived, made or discovered by Contractor, solely or in collaboration with others, during the period of this Agreement which relate in any manner to the business of the Society that Contractor may be directed to undertake, investigate or experiment with, or which Contractor may become associated with as a result of work, investigation or experimentation in the line of business of Society in performing the Services hereunder, are the sole property of the Society. Contractor further agrees to assign (or cause to be assigned) and does hereby assign fully to the Society all such Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

          (b)   Assistance. Contractor agrees to assist Society, or its designee, at the Society's expense, in every proper way to secure the Society's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Society of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Society shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Society, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Contractor further agrees that Contractor's obligation to execute or cause to be executed, when it is in Contractor's power to do so, any such instrument or papers shall continue after the termination of this Agreement.

          (c)   License. Contractor agrees that if in the course of performing the Services, Contractor incorporates into any Invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Contractor or in which Contractor has an interest, the Society is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention.

          (d)   Agent. Contractor agrees that if the Society is unable because of Contractor's unavailability for any reason to secure Contractor's signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Society above, then Contractor hereby irrevocably designates and appoints the Society and its duly authorized officers and agents as Contractor's agent and attorney-in-fact, to act for and in Contractor's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Contractor.

6.     Originality and Noninfringement.

        Contractor represents and warrants that all materials and Services provided hereunder will be original with Contractor and that the use thereof by the Society or its customers, representatives, distributors or dealers will not infringe any patent, copyright, trade secret or other intellectual property right of any third party. Contractor agrees to indemnify and hold the Society harmless against any liability, loss, cost, damage, claims, demands or expenses (including reasonable attorneys' fees) of the Society or its customers, representatives, distributors or dealers arising out of any infringement or claim of infringement with respect to any materials or Services provided by Contractor.

7.     Reports.

        Contractor agrees that Contractor will, from time-to-time during the term of this Agreement, keep the Society informed as to Contractor's progress in performing the Services hereunder and that Contractor will, as requested by the Society, prepare written reports with respect thereto. The Parties understand that the time required in the preparation of such written reports shall be considered time devoted to the performance of Contractor's Services.

8.     Conflicting Obligations.

          (a)   Performance. Contractor acknowledges that Contractor will be available to perform the Services in a timely and responsible manner, except for occasional circumstances in which a pre-existing clinical responsibility on the part of Contractor may conflict with a new commitment requested by the Society, subject to the requirements of the schedule of Services arranged by Society and Contractor pursuant to Section 1.3 of Exhibit A hereto. Failure to perform in a timely and responsible manner shall be a breach of this Agreement.

          (b)   No Conflicts. Contractor represents and warrants that Contractor has no outstanding agreement or obligation that is in conflict with any provision of this Agreement, or that would preclude Contractor from complying with the provisions hereof, other than as disclosed on Exhibit C hereto. Contractor further represents and warrants that Contractor will not enter into any such conflicting Agreement during the term of this Agreement.

9.     Term and Termination.

          (a)   Commencement. This Agreement will commence on the date first above written and will continue for a period of one year (the "Initial Term"). Unless 30 days' written notice of termination is given by either Party prior to the expiration of the Initial Term, or any subsequent Term, this Agreement shall renew for successive one-year periods.

          (b)   Termination. This Agreement may be terminated as follows:

              (i)  Either Party may terminate this Agreement with 30 days' prior written notice to the other. Any such notice shall be addressed to such Party at the address shown below or such other address as such Party shall provide to the other, and shall be deemed given upon delivery if personally delivered, on the next business day if sent via overnight courier, or three days after deposit in the United States mail, postage prepaid, registered or certified mail, return receipt requested.

             (ii)  The Parties shall attempt to amend this Agreement upon receipt of any Governmental Action in order to comply with such Governmental Action. If the Parties, acting in good faith, are unable to make the amendments necessary to comply with such Governmental Action, or, alternatively, if either Party determines in good faith that compliance with the Governmental Action is impossible or infeasible, this Agreement shall terminate 10 days after one Party notifies the other of such fact. For purposes of this Section 9(b)(ii), the term "Governmental Action" shall mean any legislation, regulation, rule or procedure passed, adopted or implemented by any federal, state or local government or legislative body or any private agency, or any notice of a decision, finding, interpretation or action by any governmental or private agency, court or other third party which, in the opinion of counsel to the Society, because of the arrangement between the Parties pursuant to this Agreement, if or when implemented, would: (A) constitute a violation of any federal, state or local law; or (B) subject either Party, or any of their respective employees or agents, to civil or criminal liability or prosecution on the basis of their participation in executing this Agreement or performing their respective obligations under this Agreement

            (iii)  If this Agreement is terminated for any reason within one-year of the date first above written, the Parties shall not enter into the same or substantially the same arrangement contemplated by this Agreement during the period which is one-year following the date first above written.

          (c)   Survival. Upon such termination, all rights and duties of the Parties toward each other shall cease except:

              (i)  that the Society shall be obliged to pay, within 30 days of receipt of the Contractor's invoice, all amounts owing to Contractor for unpaid Services through the termination date; and

             (ii)  Sections 4, 5, 6, 9 and 11 shall survive termination of this Agreement.

10.   Assignment.

        Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by the Society or the Contractor without the written consent of the other.

11.   Arbitration and Equitable Relief.

          (a)   Arbitration. Except as provided in Section 11(b) below, the Society and Contractor agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement shall be settled by arbitration to be held in Santa Clara County, California before a single, neutral arbitrator associated with the Judicial Arbitration and Mediation Service ("JAMS"). The arbitrator shall be selected by the Parties or, if the Parties are unable to agree, by JAMS, in accordance with its selection practices. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive, and binding on the Parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court of competent jurisdiction. Unless otherwise required to preserve the enforceability of this arbitration clause, the Society and Contractor shall each pay one-half of the costs and expenses of such arbitration.

          (b)   Equitable Relief. Contractor agrees that it would be impossible or inadequate to measure and calculate the Society's damages from any breach of the covenants set forth in Section 4 or 5 herein. Accordingly, Contractor agrees that if Contractor breaches Sections 4 or 5, the Society will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of any such provision. Contractor further agrees that no bond or other security shall be required in obtaining such equitable relief and Contractor hereby consents to the issuances of such injunction and to the ordering of such specific performance.

12.   Miscellaneous.

          (a)   Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Parties.

          (b)   Entire Agreement. This Agreement, including the Exhibits hereto, constitutes the entire agreement of the Parties and supersedes and replaces all oral negotiations and prior writings with respect to the subject matter hereof.

          (c)   Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier or overnight delivery service, or three (3) days after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice.

          (d)   Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to its principles of conflict of laws.

          (e)   Legal Fees. If any dispute arises between the Parties with respect to matters covered by this Agreement which leads to a proceeding, pursuant to Section 12, to resolve such dispute, the prevailing party in any such proceeding shall be entitled to receive its reasonable attorneys' fees, expert witness fees and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief to which it may be entitled.

          (f)    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) for the purpose of those procedures to the extent necessary to permit the remaining provisions to be enforced.

          (g)   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

          (h)   Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

          (i)    Compliance with Laws. The Parties agree to abide by the Society's compliance policies and all federal, state or local laws, regulations, ordinances or other legal requirements in connection with the performance of the Services hereunder. In addition, at all times during this Agreement, Contractor shall have in effect all licenses, permits and authorizations for all local, state, federal and foreign governmental agencies to the extent the same are necessary to the performance of the Services hereunder and will verify all such licenses, permits and authorizations are in place before performing any Services under this Agreement. Consultant shall not perform any Services under this Agreement for which he does not hold all necessary licenses, permits and authorizations and will hold the Society harmless in all respects for any claims or actions resulting from Contractor's violation of this provision.

        [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

JOHN ADLER, M.D.		THE CYBERKNIFE SOCIETY
Signature:	/s/ John Adler	Signature:	/s/ Kristine Gagliardi
Name:	John Adler, M.D.	Name:	Kristine Gagliardi
Title:	Contractor	Title:	Administrative Director of CyberKnife Society
Address:		Address:	1310 Chesapeake Terrace
Sunnyvale, CA 94089
Telephone:		Telephone:
Date:	3/29/06	Date:	4/5/06
		Signature:	/s/ Darren Milliken
		Name:	Darren Milliken
		Address:	1310 Chesapeake Terrace
Sunnyvale, CA 94089
		Title:	General Counsel
		Date:	4/4/06

EXHIBIT A

SERVICES

1.
Description of Services.

1.1.
Contractor will serve as the President of the Society with such duties and responsibilities as are customarily associated with such position and as set forth in the Society's Bylaws. In addition, Consultant shall perform the following functions and duties:

1.1.1.
Users' Meeting. Contractor will attend and participate in the annual Users' Meeting for four (4) days per year. Contractor's participation in the annual Users' Meeting will include, but is not limited to: chairing all scientific sessions and Society breakout sessions, reviewing all abstracts and selecting oral presentations and awards and participating in the PDC quarterly meeting at the Users' Meeting.

1.1.2.
PDC Meetings. Contractor will attend and participate in certain PDC Meetings, as requested by the Society, up to two (2) per year with each lasting two (2) days, but excluding the PDC Meeting held at the annual Users' Meeting. Contractor's participation in such PDC Meetings will include, but is not limited to consulting with surgical specialists and radiation oncologists to develop new procedures using the CyberKnife.

1.1.3.
Publications/Books. Contractor will use his contacts within the industry to drive other individuals to write and publish publications on Robotic Radiosurgery at Stanford University and at other sites. Contractor will also author at least three (3) publishable peer-reviewed articles or chapters in a book on Robotic Radiosurgery, as requested by Society, including at least one (1) publishable peer-reviewed article that involves other CyberKnife centers or is a multi-center study.

1.1.4.
Society's Website. Contractor will write and edit at least two (2) pages per month on the Society's website, as requested by Society. Contractor will also participate each week in the online discussion board on the Society's website. Contractor will attend and participate in the monthly online meetings and webcast on the Society's website.

1.1.5.
Task Force. Contractor will participate in a task force advising the leadership of AANS/CNS on professional fees for Robotic Radiosurgery using the CyberKnife.

1.2.
The Parties acknowledge that the Society intends to appoint a new President during the term of this Agreement. Upon the appointment of a new President of the Society, Contractor shall assume the title of President Emeritus. As President Emeritus:

  1.2.1.
  Contractor shall no longer be responsible for the duties and responsibilities that are customarily associated with, or which are enumerated in the Society's Bylaws for, the position of President, however, Contractor will aid in the transition of the new President and help to educate the new President on the Society.

  1.2.2.
  Contractor shall continue to perform those functions and duties set forth in Sections 1.1.1 through 1.1.5 above.

1.3.
As soon as practicable following the execution of this Agreement, Contractor and the Society shall meet to schedule the specific Services to be performed during the first calendar quarter that this Agreement is in effect. Thereafter, Contractor and the Society shall meet at least thirty (30) days in advance of the end of each calendar quarter to schedule the Services to be performed during the subsequent calendar quarter.

EXHIBIT B

COMPENSATION

1.	President Compensation. Contractor shall be compensated for Services performed according to this Agreement as President or President Emeritus, as applicable, as follows:
	1.1.	Compensation for Users' Meeting:
		•	Attendance/Participation in annual Users' Meeting:	$3,375 per day
		•	Maximum Annual Compensation for Attendance/Participation in annual Users' Meeting:*	$13,500 per year
* (maximum annual compensation for Users' Meeting is based on the maximum attendance/participation of 4 days per year)
	1.2.	Compensation for PDC Meetings:
		•	Attendance/Participation in certain PDC Meetings:	$7,000 per meeting
		•	Maximum Annual Compensation for Attendance/Participation in PDC Meetings:*	$14,000 per year
* (maximum annual compensation for PDC Meetings is based on the maximum attendance/participation of 2 PDC Meetings per year)
	1.3.	Compensation for Publications/Books:
		•	Drive Publications on Robotic Radiosurgery/Articles or Chapters in Robotic Radiosurgery Book:	$23,500 per year
	1.4.	Compensation for Society's Website:
		•	Writing/Editing pages on Society's website; participating in online discussion board and online meetings/webcast:	$20,000 per year
	1.5.	Compensation for Participating in Task Force:
		•	Participate in task force advising leadership of AANS/CNS on professional fees for CK Radiosurgery:	$5,000 per year
1.6.
Total Compensation/Payment. As indicated above, Contractor's maximum possible annual compensation from Society is $76,000 to be paid quarterly in advance, in four (4) equal installments of $19,000 per quarter beginning on the day that this Agreement is signed by both Parties and thereafter on the first business day of each quarter. Should Contractor not perform certain of the above objectives, then future quarterly payments to Contractor may be offset by the corresponding amount of the Services not performed. If at the end of the term of this Agreement, certain Services were not performed, and Contractor's failure to perform such services has not been offset against any subsequent quarter's installment, then Contractor shall reimburse Society for the corresponding amount of the services not performed within thirty (30) calendar days.

EXHIBIT C

LIST OF POTENTIAL CONFLICTS

—none—
/s/ DM

[ACCURAY LOGO]

AMENDMENT ONE TO INDEPENDENT CONTRACTOR AGREEMENT

        This Amendment One to Independent Contractor Agreement ("Amendment") is made, effective as of October 3, 2006 ("Effective Date"), by and between Accuray Incorporated, a California Corporation with offices located at 1310 Chesapeake Terrace, Sunnyvale, California 94089, ("Accuray"), and John Adler, M.D. ("Contractor"), each separately being a "Party" and collectively the "Parties."

        On April 4, 2006, Contractor and The CyberKnife Society ("CKS"), a California non-profit organization, entered into an Independent Contractor Agreement (the "Agreement") whereby Contractor agreed to provide certain services to CKS as an independent contractor and, in exchange, CKS agreed to provide Contractor with certain compensation. On October 3, 2006 (the "Dissolution Date"), CKS filed a Certificate of Dissolution with the California Secretary of State. In connection with the dissolution of CKS, Accuray agreed that it would assume all of the obligations and responsibilities of CKS, including the Agreement. In consideration of the mutual promises contained in this Amendment, the Parties want to amend the Agreement on the terms and conditions set forth herein.

        The Parties hereby agree as follows:

1.
As of the Dissolution Date, Accuray agrees to assume all of CKS' rights and obligations under the Agreement and Contractor consents to such assumption by Accuray.

2.
As of the Dissolution Date, all references to the "CyberKnife Society" or the "Society" in the Agreement shall be deemed to refer to Accuray.

3.
All provisions of the Agreement, except as expressly modified by this Amendment, will remain in full force and effect and are hereby ratified and reaffirmed. In the case of direct conflict or conflict by reason of interpretation between any provision of this Amendment and the Agreement, this Amendment shall control and supersede the terms of the Agreement.

4.
This Amendment, in combination with the Agreement, contains the entire agreement of the Parties hereto with respect to the subject matter hereof, and supersedes all prior understandings, representations and warranties, written and oral.

[SIGNATURE PAGE FOLLOWS]

[ACCURAY LOGO]

        IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the Effective Date by their duly authorized representatives. The Parties acknowledge and agree that this Amendment does not become effective until it has been signed by all parties indicated below.

JOHN ADLER, M.D.		ACCURAY, INCORPORATED
Signature:	/s/ JOHN ADLER	Signature:	/s/ ERIC LINDQUIST
Name:	John Adler, M.D.	Name:	Eric Lindquist
Title:	Contractor	Title:	SVP, Chief Marketing Officer
Address:		Address:	1310 Chesapeake Terrace Sunnyvale, CA 94089
Telephone:		Telephone:
Date:		Date:
		Signature:	/s/ DARREN MILLIKEN
		Name:	Darren Milliken
		Title:	General Counsel
		Address:	1310 Chesapeake Terrace Sunnyvale, CA 94089
Telephone:
Date:

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INDEPENDENT CONTRACTOR AGREEMENT
EXHIBIT A SERVICES
EXHIBIT B COMPENSATION
EXHIBIT C LIST OF POTENTIAL CONFLICTS
[ACCURAY LOGO]
AMENDMENT ONE TO INDEPENDENT CONTRACTOR AGREEMENT
[ACCURAY LOGO]